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Exhibit 99.-p(2)

                    International Strategy & Investment, Inc.
                                 Code of Ethics


I.       General

         Rule 17j-1 under the Investment Company Act of 1940 (the "1940 Act") makes it unlawful for investment company personnel and other "Access Persons" to engage in "fraudulent, deceptive or manipulative" practices in connection with their personal transactions in securities when those securities are held or to be acquired by an investment company. The Rule also requires every investment company, the investment company's investment advisor and, in certain cases, the investment company's principal underwriter, to adopt a Code of Ethics containing provisions "reasonably necessary to prevent" such prohibited practices.

         International Strategy & Investment, Inc. ("ISI") is the investment advisor for Total Return U.S. Treasury Fund, Inc. ("Total Return"), Managed Municipal Fund, Inc. ("Managed Municipal"), North American Government Bond Fund, Inc. ("North American") and ISI Strategy Fund, Inc. ("Strategy"). Total Return, Managed Municipal, North American and Strategy are referred to collectively as the "Funds". ISI also manages other advisory accounts ("Advisory Accounts"). International Strategy & Investment Group, Inc. ("ISI Group"), an affiliate of ISI, is the principal distributor for Strategy and North American and the ISI classes of Total Return and Managed Municipal.

         This document constitutes the Code of Ethics required by Rule 17j-1 for ISI. It also addresses personal securities trading by non-Fund personnel.

II.      Definitions

         For purposes of this Code, the following terms have the meanings set forth below:

         B.       "Access Person" means:

                   4.       Every director or officer of ISI;

                   5. Every "Advisory Person" of the Funds, the Advisory Accounts or of ISI. An "Advisory Person" is:

                           (a) any employee of the Funds or ISI (or any company in a Control relationship to the Funds or ISI) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the Purchase or Sale of a Security by the Funds or Advisory Accounts, or whose functions relate to the making of any recommendations with respect to such Purchases or Sales; and

                           (b) any natural person in a Control relationship to ISI who obtains information concerning recommendations made to the Funds or Advisory Accounts with regard to the Purchase or Sale of a Security by the any of the Funds or Advisory Accounts.



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         B.       "Beneficial Ownership" of a Security is to be determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934. This means that a person should generally consider himself or herself the beneficial owner of any securities of which he or she shares in the profits, even if he or she has no influence on voting or disposition of the securities.

         C.       "Control" shall have the same meaning as that set forth in
                  Section 2(a)(9) of the 1940 Act. Section 2(a)(9) defines "control" as the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company's outstanding voting securities is presumed to give the holder thereof control over the company. Such presumption may be countered by the facts and circumstances of a given situation.

         G.       "Held or to be Acquired" means:
                   1. is or has been held by the Fund or Advisory Account, or

                   2. is being or has been considered by such Fund, Advisory Account, its investment advisor or sub-advisor for purchase, within the most recent 15 days.

          H.       "Investment Personnel" means:

                   1. Any Access Person who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the Purchase or Sale of securities by any of the Funds or Advisory Accounts; and

                   2. Any natural person who Controls ISI and who obtains information concerning recommendations made to any of the Funds or Advisory Accounts regarding the Purchase or Sale of securities by a Fund or Advisory Account.

         I. "Purchase or Sale of a Security" means obtaining or disposing of "Beneficial Ownership" of that Security and includes, among other things, the writing of an option to purchase or sell a Security.

         J. "Related Accounts" mean accounts for the employee's spouse, dependent children, and any other person residing in the same household as the employee or to whom the employee provides support.

         K.       "Security" shall have the same meaning as that set forth in
                  Section 2(a)(36) of the 1940 Act, except that it shall not include direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (including repurchase agreements) and shares issued by registered, open-end investment companies.


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III.     General Principles

         A.       Access Persons

                  All Access Persons are subject to the prohibitions of Rule 17j-1 against fraudulent practices and to the general fiduciary principles as set forth in B and C below. Certain provisions of this Code of Ethics, for example, the reporting requirements and certain other requirements and restrictions contained herein, apply only to narrower classes of persons, e.g., Investment Personnel.

                  However, all Access Persons should appreciate the need to behave in an ethical manner with respect to the Funds and Advisory Accounts. In particular, all Access Persons should be wary of any potential conflicts between their duty of loyalty to any of the Funds and the Advisory Accounts and their own financial interests, particularly with prospect to their own securities trading activities. Access Persons should take care to preserve the confidentiality of the Funds' and Advisory Accounts' business affairs.

         B.       Statement of General Fiduciary Principles

                  The following principles are the policy of ISI and must be followed by all Access Persons:

                   4. It is the duty of all Access Persons at all times to place the interests of shareholders of the Funds/other investment advisory clients first;

                   5. All personal securities transactions must be conducted consistent with this Code of Ethics and in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and

                   6. Access Persons must not take inappropriate advantage to the detriment of shareholders of the Funds or investment advisory clients of their positions, or the information they acquire, with or on behalf of any of the Funds, Advisory Accounts, ISI or ISI Group.

         C.       Fraudulent Practices

                  Rule 17j-1 makes it unlawful for any Access Person, in connection with a Fund with which such Access Person has a relationship, to:

                   5. Employ any device, scheme or artifice to defraud any of the Funds;

                   6. Make to any of the Funds any untrue statement of a material fact or omit to state to any of the Funds a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

                   7. Engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the Fund; or

                   8. Engage in any manipulative practice with respect to the Fund.

                   The same standards are applied hereunder to Access Persons with respect to ISI's other investment advisory clients.

         D.       Outside Directorships

                  Employees may not serve on the boards of directors of publicly traded companies unless (i) ISI's board of directors grants prior authorization, and (ii) a mechanism is put into place and maintained for the purpose of preventing the flow of information from the employee serving on the board to the employees making investment decisions on behalf of the ISI's clients.

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IV.      Restrictions on Personal Transactions

         A.       Approval of Transactions

                  Fixed Income Access Persons Those Access Persons who are members of ISI's Fixed Income Group ("Fixed Income Access Persons") who wish to trade any of the following Securities: a municipal security, a Canadian or Mexican government security or a futures contract on a municipal security for their personal account must notify and obtain prior approval from ISI Code of Ethics personnel prior to effecting the trade.

                  Advisory Account Access Persons Each Access Person (other than a Fixed Income Access Person) who manages Advisory Accounts ("Advisory Account Access Persons") who wishes to trade any Securities for their personal account or Related Accounts may do so after at least one business day after trades in such Securities for any Advisory Account and must notify and obtain prior written approval from a portfolio manager/trader other than the individual initiating the transaction and ISI Code of Ethics personnel prior to affecting the trade.

                  If any trade subject to a prohibition in this Code is approved, ISI Code of Ethics personnel will document the reason an exception to the Code was made.

                  All trading approvals must be submitted to ISI Code of Ethics personnel on the date of the proposed trade. A trading approval is effective for one business day only, unless explicitly provided otherwise or extended in writing by ISI Code of Ethics personnel. If employees do not effect trades by the close of business on the same day approval is received, they must obtain approval again, if they wish to trade that Security on a later date.

         B.       Exemptions

                  The requirements of paragraph IV.A. above shall not apply to the following transactions:

                  1.       Purchases or sales which are non-volitional;

                  2. Purchases which are part of an automatic dividend reinvestment plan; or

                  3. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

         C.       Private Securities Transactions

                  All transactions by Access Persons in private Securities (i.e., Securities not requiring registration with the Securities and Exchange Commission, and sold directly to the investor) require preapproval by ISI Code of Ethics personnel.

         D.       Blackout Periods

                  No Access Person may execute a transaction in a municipal security, Canadian or Mexican government security or futures contract on a municipal security on a day during which any Fund has a pending "buy" or "sell" order in the same security until that order is executed or withdrawn. No Investment Personnel may buy or sell a municipal security, Canadian or Mexican government security or futures contract on a municipal security within seven calendar days before and three calendar days after the Fund managed by such Investment Personnel trades in that security.


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         E.       Prohibition Against Participation in IPOs

                  No Investment Personnel may acquire securities as a part of an initial public offering by the issuer.

         F.       Ban on Short-Term Trading Profits

                  No Access Person may profit from the purchase and sale, or sale and purchase, of a Security (as such term is defined in this Code) within seven calendar days. All Access Persons will be required to disgorge any such profit realized or losses avoided in connection with purchases and sales, or sales and purchases of Securities that occur within seven calendar days.

V.       Compliance Procedures

         A.        Reporting Requirements

                  1. Initial Holdings Reports. All employees joining ISI must complete and return to ISI Code of Ethics personnel an "Initial Holdings Report" (on a form to be provided) no later than ten days after the start of employment. This report will indicate the following:

                           a) Information about all securities accounts the employee controls or influences. Copies of the most recent account statements should be attached.

                           b) Information about securities held directly by the employee.

                           c) Information about all private placements, limited partnership interests and other private investments that the employee controls or influences.

                           d) Information about all positions the employee holds as an employee, officer or director of any business organization outside of ISI.

                  2. Annual Report and Certification. Annually, each employee shall be required to certify on a form provided by the ISI Code of Ethics personnel that they have read and understand this Code and have complied with all applicable requirements. On the same form, they will certify the accuracy of ISI Code of Ethics personnel's records regarding any accounts or investments the employee controls or influences and any outside business activities.

         B.       Records of Securities Transactions

                  All employees, including officers and directors, must direct each brokerage firm or bank at which such person maintains a securities account to supply to the ISI Code of Ethics personnel, on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts.

VI.      Enforcement

         A. If Code of Ethics personnel believe that a violation of this Code of Ethics may have occurred, he or she shall report the potential violation to the Chairman of ISI, who shall make a determination as to whether a violation has occurred.

         B. If the Chairman determines that a violation has occurred, the Chairman shall impose upon the individual such sanctions as he deems appropriate and shall report the violation and the sanction imposed to the Board of Directors of the Fund. Such sanctions may include, among other things, reversal of any transaction in violation of this Code of Ethics, including disgorgement of any profits realized or losses avoided, or dismissal.

         C. No person shall participate in a determination of whether he or she has committed a violation of the code or of the imposition of any sanction against himself for herself. If a securities transaction of the Chairman is under consideration, the President shall act in all respects in the manner prescribed herein for the Chairman.


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VII.     Records

         ISI Code of Ethics personnel shall be responsible for:

             o Maintaining copies of the initial holdings reports and annual certifications for at least five years after the end of the calendar year in which the report is made, the first two years in an easily accessible place.

             o Maintaining copies of each broker trade confirmation for each transaction in approved outside accounts and a copy of each monthly or quarterly statement for those accounts, for at least five years after the calendar year in which the information is provided, the first two years in an easily accessible place.

             o Maintaining in an easily accessible place a current copy of this Code of Ethics and a copy of each Code of Ethics effective for the preceding five-year period.

             o Maintaining records of any violations of this Code and sanctions for such violations in an easily accessible place for at least five years after the end of each calendar quarter in which the violations occurred.

             o Maintaining copies of reports to the Board of Directors regarding this Code for at least five years after the end of the calendar year in which they are made, the first two years in an easily accessible place.

VIII.    Annual Report and Certification to the Board

         At least once a year ISI Code of Ethics personnel will provide the Board of Directors of ISI and any registered investment companies for which it provides investment management services with a written report describing any issues arising from this Code of Ethics or related procedures since the last report, including but not limited to:

             o Information about material violations of the Code or procedures, or violations that are material in the aggregate;

             o   Sanctions imposed in response to these violations;

             o Information about any other significant conflicts of interest that arose involving personal investment policies;

             o   Proposed amendments and modifications to the Code.

         In connection with the annual report, ISI will also certify to each investment company's Board of Directors that it has adopted and implemented such procedures as it believes are reasonably necessary to prevent violations to this Code of Ethics.

IX.      Gifts

         The following policies do not apply to personal gifts between employees, or to personal gifts between an employee and a family member or personal friend that are given or received outside of business related setting.

         A.       Gifts Received by Staff Members

                  An employee may not accept any gift (including gifts of tickets to sporting events or theatre where the person providing the entertainment is not present) other than

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                  gifts of nominal value (under $100) from any one person in any one year. Under no circumstances may an employee accept a gift of cash.

         B.       Entertaining Clients

                  Employees may engage in normal and customary business entertainment (such as business meals, sporting events and shows) provided that the employee is present for an event.

X.       Policy Statement on Insider Trading

         The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or the communication of material nonpublic information to others. Information is deemed to be "material" if there is a substantial likelihood that a reasonable investor would consider the information important in making his or her investment decision. Information is "nonpublic" when it is not generally available to ordinary investors in the marketplace.

         While the law concerning insider trading is not static, it is generally understood that the law prohibits:

         1. Trading by an insider while in possession of material nonpublic information, or

         2. Trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

         3.       Communicating material nonpublic information to others.


         ISI believes that in addition to obeying the law, all employees have the moral and ethical obligation to preserve and protect the integrity and reputation of the firm and the securities industry in general. We must also make every effort to conduct ourselves in such a manner as to avoid even the appearance of impropriety. Anyone who believes they have received inside information should immediately seek the advice of ISI Code of Ethics personnel. ISI also encourages every employee who believes they have information regarding the communication of, or treading upon, inside information to bring such information immediately to the attention of ISI Code of Ethics personnel, who will hold the source of all such information in strictest confidence.

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